PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANK®

TO ACQUIRE TEXAS BRANCHES OF FIRST BANK

HOUSTON, February 8, 2010. Prosperity Bancshares, Inc.® (NASDAQ: PRSP) announced today the signing of a definitive agreement whereby Prosperity Bank® will acquire the nineteen (19) Texas retail bank branches of First Bank, a Missouri state-chartered bank. Prosperity Bank will pay a premium for approximately $500 million in deposits, as well as purchase approximately $100 million in loans and other assets attributable to the branches.

First Bank’s Texas locations are all in the Houston and Dallas metropolitan areas and represent a strategic enhancement to Prosperity’s presence in these markets. After the consolidation of locations near existing Prosperity banking centers, Prosperity will operate thirty-one (31) Dallas/Fort Worth area banking centers and fifty-seven (57) Houston area banking centers.

“We are pleased to be able to expand further in our core markets of Houston and Dallas. We believe our long term strategy of expanding our footprint will continue to produce rewards for our shareholders,” said David Zalman, Chief Executive Officer and Chairman of Prosperity Bancshares. “We look forward to servicing the Texas customers of First Bank.”

“We are excited to be joining Prosperity Bank and look forward to contributing to the growth of such an established and well-respected Texas franchise,” added David Weaver, Texas Regional President of First Bank.

Prosperity will pay a premium of 5.5 percent for the deposits of the Texas branches of First Bank. The deposits to be assumed are primarily core deposits and will enhance Prosperity’s market position in Texas. The $100 million in loans to be purchased were individually selected by Prosperity from First Bank’s loan portfolio associated with the Texas branches and consist of performing business and consumer-related Texas-based loans.

The definitive agreement has been approved by both banks and the transaction is expected to close during the second quarter of 2010, although delays could occur. The transaction is subject to certain conditions, including customary regulatory approvals.

Acquisition of U.S. Bank’s Texas Branches

On January 19, 2010, Prosperity announced the signing of a definitive agreement whereby Prosperity Bank will acquire the three (3) Texas retail bank branches of U.S. Bank. Prosperity Bank will pay a premium for approximately $420 million in deposits, as well as purchase certain loans and other assets attributable to the branches.

The three locations being acquired by Prosperity are the Texas locations U.S. Bank acquired from the FDIC on October 30, 2009 when U.S. Bank acquired the assets and deposits of the nine (9) subsidiary banks of FBOP Corporation. The Texas banks were Madisonville State Bank in Madisonville, Texas; Citizens National Bank in Teague, Texas; and North Houston Bank in Houston, Texas.

The agreement has been approved by both banks and the transaction is expected to close during the first quarter of 2010, although delays could occur. The transaction is subject to certain conditions, including customary regulatory approvals.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, an $8.9 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred fifty-eight (158) full service banking locations; fifty-one (51) in the Houston area; twenty-seven (27) in the South Texas area including Corpus Christi and Victoria; twenty-four (24) in the Dallas/Fort Worth area; twenty (20) in the East Texas area; twentyseven (27) in the Central Texas area including Austin and San Antonio; and nine (9) in the Bryan/College Station area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity Bancshares® and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares’s® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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